Nutra Evolution, LLC

4367 W. Sunset Road

Las Vegas, NV 89118

January 29, 2014

Mr. Edgar Ward

Nutrafuels, Inc

6601 Lyons Road, L-6

Coconut Creek, Fl 33073

Re: Amendment to Nutra Evolution/ Nutra Fuels Term Sheet

Dear Edgar:

When fully executed, this letter agreement (the “Amendment”) shall hereby amend the Binding Term Sheet executed as of July 25, 2013, by and between Nutra Evolution, LLC (“Licensor”) and Nutrafuels, Inc. (“Licensee) (the “Agreement), upon the terms and conditions set forth below. Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

1.

Pursuant to Paragraph 5(b) of the Agreement, Licensee hereby exercises its option to extend the Initial Test Period for a period of four (4) years, commencing upon February 1st, 2014 and ending on January 31st, 2018 (the “Initial Term”).

2.

In consideration of the foregoing, the parties agree to expand the Territory, as set forth in Paragraph 6 of the Agreement, from the United States to worldwide.

3.

Further, the parties agree to reduce the amount of the Advance owed from Licensee to Licensor, as set forth in Paragraph 5(c) of the Agreement, from two hundred fifty thousand dollars ($250,000) to eighty-five thousand dollars ($85,000), such amount to be payable no later than February 4th, 2014.

4.

Further, the parties agree to revise the amount of the Minimum Royalties, as set forth in Paragraph 11 of the Agreement, from one million dollars ($1,000,000) per Contract Year, to four hundred thousand dollars ($400,000) during the first Contract Year, to seven hundred fifty thousand dollars ($750,000) during the second Contract Year, if any, and to one million dollars ($1,000,000) during each Contract Year thereafter, if any.

5.

In connection with the foregoing, the parties agree to revise the payment schedule of the Minimum Royalties from Licensee to Licensor, as follows:

a.

During the first Contract Year, Licensee shall pay Licensor the amount of: (i) 60,000 no later than May 1st, 2014, (ii) $60,000 no later than August 1st, 2014, (iii) $60,000 no later than November 1st, 2014 and (iv) the balance of the $400,000 annual minimum, if any, no later than February 5th, 2015.

b.

During the second Contract Year, if any, Licensee shall pay Licensor the amount of: (i) $125,000 no later than May 1st, 2015, (ii) $125, 000 no later than August 1st, 2015, (iii) $125,000 no later than November 1st, 2015, and (iv) the balance of the $750,000 annual minimum, if any, no later than February 1st, 2016.

c.

During each Contract Year thereafter, if any, Licensee shall pay Licensor the amount of: (i) $200,000 no later than May 1st of that year, (ii) $200,000 no later than August 1st of that year, (iii) $200,000 no later than November 1st of that year, and (iv) the balance of the $1,000,000 annual minimum, if any, no later than February 1st of the following year.

6.

In the event that Licensee fails to pay Licensor such Minimum Royalties in accordance with the foregoing schedule, Licensor shall have the right to terminate the Agreement at any time upon written notice following a late payment; provided, however, that Licensee shall have the right to cure a shortfall to avoid termination within ten (10) days of such written notice of the same.

Except as otherwise set forth above, all of the terms and conditions of the Agreement shall remain the same and shall continue in full force and effect. Please confirm your agreement to the terms set forth above by kindly arranging for signature and return of two copies of this Amendment, retaining a third copy for your files.

Very truly yours,

Nutra Evolution, LLC
By: /s/ Lloyd Neher

                   Lloyd Neher

AGREED TO AND ACCEPTED

NutraFuels, Inc.

By:/s/ Edgar Ward
Edgar Ward
Dated: 2/4/2014

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